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                                                                   EXHIBIT 10.18


                                                          PROVANT, INC.
                                                          67 Batterymarch Street
                                                          Suite 500
                                                          Boston, MA  02110
                                                          Telephone 617 261 1600
                                                          Facsimile 617 737 1553


                                 March 23, 2001


Mr. John H. Zenger
Novations
5314 North 250 West, Suite 320
Provo, UT  84604

RE:   Severance Benefit

Dear Jack:

      As you know, Provant, Inc., a Delaware corporation (the "Company") is in the process of exploring various strategic alternatives, including a possible change of control of the Company. At the same time, your Employment Agreement dated May 4, 1998 with the Company, will expire on May 4, 2001. During this period, we think that it is in the best interests of the Company to offer you the security of the severance benefits described below. These arrangements are being made to help assure a continuing dedication by you to your duties to the Company during the pendency of any strategic transaction involving the Company. Consequently, the Company agrees with you as follows.

      1. In the event that your employment is terminated by the Company other than for Cause (as defined in your Employment Agreement), death or disability, you shall be entitled, subject to the immediately following sentence, to receive as a severance benefit periodic payments in an amount equal to your base salary in effect at the date of such termination divided by the number of payroll periods per year then applicable to employees of the Company (hereinafter, "Severance Payments"), for a period of six months from and after the date of such termination. Your right to receive Severance Payments hereunder is conditioned upon (X) your prior execution and delivery to the Company of a general release of any and all of your claims and causes of action against the Company and its subsidiaries, officers and directors, excepting only the right to any base salary and/or reimbursable expenses then accrued and unpaid, (Y) your written confirmation of your obligations under the Non-Competition Agreement (as defined below), as amended by this Agreement, and
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(Z) your continued performance of those obligations under your Employment
Agreement that continue by their express terms after the termination thereof. Any Severance Payments to be paid hereunder shall be payable in accordance with the payroll practices of the Company for its employees generally, as in effect from time to time, and subject to all required withholding of taxes.

      2. The term of your Employment Agreement will expire on May 4, 2001. Your employment with the Company following the expiration of the term of your Employment Agreement shall be on an at will basis and may be terminated by either party at any time.

      3. Notwithstanding the termination of your Employment Agreement, you agree that your covenant not to compete and non-solicitation agreement with the Company contained in Section 7 of your Employment Agreement (the "Non-Competition Agreement") shall continue to be binding on you and are hereby extended to the later to occur of the current expiration date, May 4, 2003, or that date that is one year from the termination of your employment with the Company. In addition, the confidentiality provisions contained in Section 8 of your Employment Agreement shall remain in effect during your continued employment by the Company and thereafter.

      4. This Agreement shall be binding upon and inure to the benefits of you and your estate and the Company and its successors or assigns, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by you. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.

      5. This Agreement will be binding on any successor of the Company and any purchaser of all or substantially all of the business and/or assets of the Company.

      6. Nothing in this Agreement shall prevent or limit your continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which you may qualify.

      7. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.


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      If the foregoing is in accordance with your understanding, please sign and return the enclosed copy of this letter, whereupon this letter and such copy will constitute a binding agreement under seal between you and the Company on the basis set forth above.

                                          Sincerely,

                                          PROVANT, INC.


                                          /s/ Curtis M. Uehlein
                                          ---------------------
                                          Curtis M. Uehlein
                                          President and Chief Executive Officer


Agreed to and accepted this 7th day of April, 2001:
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/s/ John H. Zenger
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John H. Zenger


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